EXHIBIT 21.1

                   SUBSIDIARIES OF THE COMPANY

                                                      State or
                                                  Jurisdiction of
                                                 Incorporation or
                                                   Organization% Owned


(1)  Smurfit Newsprint Corporation            Delaware           80%
(2)  Packaging Unlimited, Inc.                Delaware          100%
(3)  JSC International Sales, Inc.            Barbados          100%
(4)  CCA de Baja California, S.A. de C.V.     Mexico D.F.       100%
(5)  Jefferson Smurfit Finance Corporation    Delaware          100%
(6)  Groveton Paper Board, Inc.               New Hampshire   62.94%
(7)  CorFab, Inc.                             California      66.67%